Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2024 Earnings Release
October 30, 2024

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2024 Results
Cat Financial reported third-quarter 2024 revenues of $888 million, an increase of $42 million, or 5%, compared with $846 million in the third quarter of 2023. The increase in revenues was primarily due to a favorable impact from higher average earning assets of $34 million and a favorable impact from higher average financing rates of $23 million. Third-quarter 2024 profit was $137 million, an increase of $39 million, or 40%, compared with $98 million profit in the third quarter of 2023.
Third-quarter 2024 profit before income taxes was $182 million, an increase of $12 million, or 7%, compared with $170 million profit in the third quarter of 2023. The increase was primarily due to lower provision for credit losses of $16 million.
The provision for income taxes for the third quarter of 2024 was $45 million compared with $72 million for the third quarter of 2023. The decrease was due to a discrete tax expense of $27 million recorded in the third quarter of 2023 for the repatriation of non-U.S. earnings and the change in the reinvestment position of a non-U.S. subsidiary.
During the third quarter of 2024, retail new business volume was $3.40 billion, an increase of $502 million, or 17%, compared with $2.89 billion in the third quarter of 2023. The increase was primarily driven by higher volume in Mining and North America.
At the end of the third quarter of 2024, past dues were 1.74%, compared with 1.96% at the end of the third quarter of 2023. Write-offs, net of recoveries, were $27 million for the third quarter of 2024, compared with $9 million for the third quarter of 2023. As of September 30, 2024, the allowance for credit losses totaled $255 million, or 0.87% of finance receivables, compared with $254 million, or 0.89% of finance receivables at June 30, 2024. The allowance for credit losses at year-end 2023 was $331 million, or 1.18% of finance receivables.
“Cat Financial delivered another quarter of strong results. Our portfolio continues to perform well with past dues remaining at historical lows,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. “The Cat Financial team remains focused on executing our strategy and providing financial services solutions to support Caterpillar customers and dealers.”

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

THIRD-QUARTER 2024 VS. THIRD-QUARTER 2023
(ENDED SEPTEMBER 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2024	2023	CHANGE
Revenues	$888	$846	$42
Profit Before Income Taxes	$182	$170	$12
Profit (excluding profit attributable to noncontrolling interests)	$137	$98	$39
Retail New Business Volume	$3,396	$2,894	$502
Total Assets at September 30 and December 31, respectively	$34,326	$33,112	$1,214

NINE MONTHS 2024 VS. NINE MONTHS 2023
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2024	2023	CHANGE
Revenues	$2,606	$2,407	$199
Profit Before Income Taxes	$393	$579	$(186)
Profit (excluding profit attributable to noncontrolling interests)	$241	$397	$(156)
Retail New Business Volume	$9,550	$8,510	$1,040

FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.